Exhibit 99.1

FOR IMMEDIATE RELEASE:

Luray, Va., January 10, 2020 — Blue Ridge Bankshares, Inc. (“Blue Ridge”) (NYSEAM: BRBS) is pleased to welcome Jim McCarty to its team as Chief Administrative Officer. Blue Ridge recently completed its merger with Virginia Community Bankshares, Inc. and listed on the NYSE American. McCarty brings broad financial and operational experience in executive management to Blue Ridge developed over a twenty-five-year banking career, including over twenty in executive roles as Chief Financial Officer and Chief Administrative Officer.

McCarty says, “It is an honor to join the Blue Ridge team and be a supporting piece of its strategy. I’ve known Brian for many years and am happy to work alongside him. The quality of Blue Ridge’s staff is outstanding and the commitment to providing exceptional client service is evident. I’m excited to be on this high-achieving team.”

“I have known and respected Jim as a thoughtful and deliberate banking executive and leader for over a decade,” said Brian K. Plum, President of CEO of Blue Ridge. “His addition to the team will make us a better organization and give us additional resources to continue our focus on improving operating leverage while capitalizing on our geographic positioning in solid commercial banking markets.”

About Blue Ridge Bankshares, Inc.

Blue Ridge Bankshares, Inc. is a multi-state bank holding company. Headquartered in Charlottesville, Va., Blue Ridge is the parent company of Blue Ridge Bank, National Association, a client-centered financial services company offering commercial banking services throughout Virginia and North Carolina, mortgage services across the Mid-Atlantic and Southeast, small business payroll services through Moneywise Payroll Solutions, qualified intermediary services through Exchangers, Ltd., and insurance services through Hammond Insurance. Visit www.mybrb.com for more information.

For more information, contact:

Brian K. Plum

Chief Executive Officer

Blue Ridge Bankshares, Inc.

bplum@mybrb.com

(540) 743-6521